As filed with the Securities and Exchange Commission on January 7, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Peraso Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0291941
(State or other jurisdiction of incorporation or organization)	(IRS employer identification no.)

2309 Bering Drive

San Jose, California 95131 (408) 418-7500

(Address of principal executive offices)

Amended and Restated Peraso Inc. 2019 Stock Incentive Plan

Peraso Technologies, Inc. 2009 Share Option Plan

(Full title of the plan)

James Sullivan, Chief Financial Officer

Peraso Inc.

2309 Bering Drive

San Jose, California 95131

(Name and address of agent for service)

(408) 418-7500

(Telephone, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (3)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, of Peraso Inc. (“Common Stock”) reserved for issuance pursuant to the Amended and Restated Peraso Inc. 2019 Stock Incentive Plan (1)	3,106,937	$3.80(4)	$11,806,361	$1,094.45
Common Stock reserved for issuance pursuant to the Peraso Technologies Inc. 2009 Share Option Plan (2)	1,343,063	$3.80(4)	$ 5,103,639	$ 473.11
TOTAL:	4,450,000	$3.80(4)	$16,910,000	$1,567.56

(1)	Represents an additional 3,106,937 shares of Common Stock issuable under the Amended and Restated Peraso Inc. 2019 Stock Incentive Plan (as amended, the “Peraso Stock Incentive Plan”).
(2)

Represents shares of Common Stock issuable upon exercise of outstanding stock options granted under the Peraso Technologies Inc. 2009 Share Option Plan (as amended, the “PerasoTech Option Plan”), which was assumed by the registrant. No additional awards will be made under the Peraso Option Plan. All share numbers give effect to the exchange ratio of the business combination.

(3)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Peraso Stock Incentive Plan or PerasoTech Option Plan, as applicable, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of Common Stock.

(4)

Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the total registration fee on the basis of $3.80 per share, which represents the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Capital Market on January 6, 2022.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Peraso, Inc. (the “Registrant”) for the purpose of registering shares of Common Stock reserved for issuance under the Amended and Restated Peraso Inc. Stock Incentive Plan (the “Peraso Incentive Plan”) and shares of Common Stock issuable upon exercise of outstanding stock options granted under the Peraso Technologies Inc. 2009 Share Option Plan (as amended, the “PerasoTech Option Plan”), which was assumed by the Registrant in connection with the business combination with Peraso Technologies, Inc. (“PerasoTech”).

On December 17, 2021, the Registrant (formerly known as “MoSys, Inc.”) completed its previously announced business combination with PerasoTech in accordance with the terms and conditions of that certain Arrangement Agreement dated September 14, 2021, (as amended, the “Arrangement Agreement”), by and among the Registrant its subsidiaries, 2864552 Ontario Inc. and 2864555 Ontario Inc. (“Canco”)  and PerasoTech. Under the Agreement, the Registrant, indirectly through Canco, acquired all of the issued and outstanding common shares of PerasoTech (the “PerasoTech Shares”), including those PerasoTech Shares to be issued in connection with the conversion or exchange of secured convertible debentures of PerasoTech and common share purchase warrants of PerasoTech, as applicable, by way of a statutory plan of arrangement under the Business Corporations Act (Ontario), on and subject to the terms and conditions of the Arrangement Agreement (such business combination, the “Arrangement”). Additionally, in connection with the closing of the Arrangement, the Registrant changed its name from “MoSys, Inc.” to “Peraso Inc.” In connection with the Arrangement, the Registrant assumed the PerasoTech Option Plan and all outstanding options granted pursuant to the PerasoTech Option Plan in accordance with the terms of the PerasoTech Option Plan.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated by reference in this Registration Statement:

a.	the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 18, 2021;
b.	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and
c.

the description of the Registrant’s common stock, par value $0.001 per share, contained in the Registrant’s registration statement on Form S-3 (Registration Statement No. 001-258386) as filed with the Commission on August 2, 2021.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate any information provided in these documents that is furnished (rather than filed) or is otherwise not deemed to be filed under applicable Commission rules.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the DGCL, our bylaws provide that we shall indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by law. The bylaws also permit us to secure insurance on behalf of any officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability arising out of his or her actions in that capacity if he or she is serving at our request. We have obtained officer and director liability insurance with respect to liabilities arising out of various matters, including matters arising under the Securities Act.

We have entered into agreements with our directors that, among other things, indemnify them for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by us or in our right, arising out of the person’s services as a director or officer of ours or any other company or enterprise to which the person provides services at our request.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

Exhibit Number	Exhibit Description
4.1 (1)	Specimen Common Stock Certificate

4.2**	Amended and Restated Peraso Inc. 2019 Stock Incentive Plan

4.5**	Amended Peraso Technologies Inc. 2009 Share Option Plan

4.10(2)	Form of Notice of Grant of Stock Option Award and Agreement pursuant to the Peraso Inc. 2019 Stock Incentive Plan

4.13(3)	Form of Notice of Grant of Restricted Stock Unit Award and Agreement under the Peraso Inc. 2019 Stock Incentive Plan

5.1**	Opinion of Mitchell Silberberg & Knupp LLP

23.1**	Consent of Independent Registered Public Accounting Firm - Weinberg & Co., P.A.

23.2**	Consent of Independent Registered Public Accounting Firm - Weinberg & Co., P.A.

23.3**	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto)

** Filed herewith

(1)Incorporated by reference to the same-numbered exhibit to the Registrant’s Registration Statement on Form S-1, as amended, originally filed August 4, 2000, declared effective June 27, 2001 (Commission File No. 333-43122).

(2)Incorporated by reference to the same-numbered exhibit to the Registrant’s Current Report on Form S-8, filed November 13, 2019 (Commission File No. 000-32929).

(3)Incorporated by reference to the same-numbered exhibit to the Registrant’s Current Report on Form S-8, filed November 13, 2019 (Commission File No. 000-32929).

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on January 7, 2022.

PERASO INC.

By:	/s/ James W. Sullivan
James W. Sullivan
Chief Financial Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints James W. Sullivan with full power of substitution and resubstitution and full power to act, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all registration statements relating to the same offering that are to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, and any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ronald Glibbery	Chief Executive Officer and Director	January 7, 2022
Ronald Glibbery	(principal executive officer)
/s/ James W. Sullivan	Chief Financial Officer (principal financial and accounting officer)	January 7, 2022
James W. Sullivan
/s/ Daniel Lewis	Director	January 7, 2022
Daniel Lewis
/s/ Robert Y. Newell	Director	January 7, 2022
Robert Y. Newell
/s/ Ian McWalter	Director	January 7, 2022
Ian McWalter
/s/ Andreas Melder	Director	January 7, 2022
Andreas Melder